UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 18, 2012

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 18, 2012, SBA Communications Corporation (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Monarch Towers Acquisition, LLC, a Florida limited liability company and wholly-owned subsidiary of the Company (“Buyer”), Mobilitie Investments, LLC, a Delaware limited liability company (“Mobilitie I”), Mobilitie Investments II, LLC, a Delaware limited liability company (“Mobilitie II”), MPGJ-I, LLC, a Delaware limited liability company (“MPGJ I”), MPMA-I, LLC, a Delaware limited liability company (“MPMA I”), MPGJ-II, LLC, a Delaware limited liability company (“MPGJ II,” and together with Mobilitie I, Mobilitie II, MPGJ I and MPMA I, the “Mobilitie Companies”), and the sellers (the “Sellers”) identified on the signature pages thereto. Pursuant to the Purchase Agreement, Buyer will purchase the Mobilitie Companies, which own approximately 2,300 tower sites in the U.S. and Central America and nine distributed antenna system (DAS) networks in the U.S.

The total purchase price to be paid will be (i) $850,000,000 in cash (the “Cash Consideration”) and (ii) 5,250,000 newly issued shares of the Company’s Class A common stock (the “Stock Consideration”). The shares issued in the acquisition will be subject to certain restrictions on transfer. The Cash Consideration will be paid from a combination of cash on hand, existing credit facilities and $500 million in financing commitments. The acquisition is expected to close in the second quarter of 2012.

The Purchase Agreement contains customary representations, warranties and covenants of the parties as well as tower and tower cash flow related representations by the Mobilitie Companies. A portion of the Stock Consideration equal in value to approximately $81.8 million will be placed in escrow for the payment of any claims of the Company and Buyer under the Purchase Agreement. The indemnification obligations of the Sellers are capped at the amount then held in escrow, except that Parent and Buyer may recover from the Sellers the full amount of losses incurred resulting from specified excluded assets and excluded liabilities.

Each party’s obligation to consummate the transaction is subject to customary closing conditions. The Purchase Agreement is subject to customary termination provisions and, in addition, may be terminated by Buyer or any Seller if specified closing conditions have not been fulfilled by June 17, 2012, unless the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the Purchase Agreement at the time of such termination substantially results in the failure of such condition to be fulfilled. The Sellers may also terminate the Purchase Agreement if, at any time during the three business day period after the date when the closing conditions are satisfied, SBA’s average closing price, calculated in accordance with the terms of the Purchase Agreement, is less than 75% of the SBA Average Price (as defined in the Purchase Agreement); provided however, that Buyer may elect to increase the cash consideration by such deficit, whereupon the Sellers’ right to terminate pursuant to this provision will end.

The description of the Purchase Agreement is not complete and is qualified in its entirety by the terms and conditions of the Purchase Agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 is incorporated by reference. The Stock Consideration was offered to the Sellers as part of a private placement to accredited investors pursuant to an exemption from registration under Rule 506 of Regulation D under the Securities Act of 1933, as amended. The Company has agreed to register for resale all of the Stock Consideration to be issued to the Sellers.

Item 7.01 Regulation FD Disclosure.

A copy of the press release issued by the Company regarding entry into the Purchase Agreement is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Purchase and Sale Agreement, dated February 18, 2012, by and among SBA Communications Corporation, Monarch Towers Acquisition, LLC, Mobilitie Investments, LLC, Mobilitie Investments II, LLC, MPGJ-I, LLC, MPMA-I, LLC, MPGJ-II, LLC, and the Sellers identified on the signature pages thereto.*

99.1	Press release issued by SBA Communications Corporation on February 21, 2012.

*	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission as part of an application for confidential treatment pursuant to the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Date: February 27, 2012